The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated July 26, 2016
Pricing supplement no.
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016,
product supplement no. 2-I dated April 15, 2016 and
underlying supplement no. 1-I dated April 15, 2016
Registration Statement Nos. 333-209682 and 333-209682-01 Dated July , 2016 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments
$
Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of an Unequally Weighted Basket of 8 Commodity Indices due August 3, 2020
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General
•	The notes are designed for investors who seek an uncapped, leveraged return that reflects any appreciation of an unequally weighted basket of 8 commodity indices, determined based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates multiplied by the Upside Leverage Factor of at least 1.25.
•	Investors are also exposed, on a leveraged basis, to any depreciation of the basket by more than 20%, based on the performance of the basket on the final Averaging Date.
•	Investors should be willing to forgo interest and, if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return, be willing to lose some or all of their principal.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof.
Key Terms
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket consists of 8 commodity indices (each an “Index” and together the “Indices”). The Indices and their weights in the Basket are as follows:
	Indices	Bloomberg Ticker	Basket Weight	Initial Index Level
	S&P GSCI® Gold Index Excess Return (“SPGCGCP”)	SPGCGCP	15%
	S&P GSCI® Silver Index Excess Return (“SPGCSIP”)	SPGCSIP	15%
	S&P GSCI® Soybeans Index Excess Return (“SPGCSOP”)	SPGCSOP	12%
	S&P GSCI® Wheat Index Excess Return (“SPGCWHP”)	SPGCWHP	12%
	S&P GSCI® Sugar Index Excess Return (“SPGCSBP”)	SPGCSBP	12%
	S&P GSCI® Corn Index Excess Return (“SPGCCNP”)	SPGCCNP	12%
	S&P GSCI® Copper Index Excess Return (“SPGCICP”)	SPGCICP	11%
	S&P GSCI® Aluminum Index Excess Return (“SPGCIAP”)	SPGCIAP	11%
Payment at Maturity:
The payment at maturity on the notes will reflect the Upside Leverage Factor times any appreciation of the Basket reflected in the Average Basket Return (determined based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates) and any depreciation of the Basket reflected in the Basket Return (determined based on the Basket Closing Level on the final Averaging Date) by more than the Buffer Amount, times the Downside Leverage Factor.  Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:

	$1,000 × (1 + Leveraged Upside Return + Buffered Downside Return)
	You will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.
Leveraged Upside Return:	The Leveraged Upside Return will be calculated as follows:
	Average Basket Return × Upside Leverage Factor,
	provided that the Leveraged Upside Return will not be less than 0%.
Buffered Downside Return:	The Buffered Downside Return will be calculated as follows:
	(Basket Return + Buffer Amount) × Downside Leverage Factor,

provided that the Buffered Downside Return will not be greater than 0%.  Because the Buffered Downside Return will never be greater than 0%, you will be exposed to any depreciation of the Basket in excess of the Buffer Amount on a leveraged basis, but you will receive no benefit from any appreciation of the Basket reflected in the Basket Return.

Upside Leverage Factor:	At least 1.25. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less 1.25.
Buffer Amount:	20%
Downside Leverage Factor:	1.25
Pricing Date:	On or about July 29, 2016
Original Issue Date:	On or about August 3, 2016 (Settlement Date)
Averaging Dates†:
October 31, 2016, January 30, 2017, May 1, 2017, July 31, 2017, October 30, 2017, January 29, 2018, April 30, 2018, July 30, 2018, October 29, 2018, January 29, 2019, April 29, 2019, July 29, 2019, October 29, 2019, January 29, 2020, April 29, 2020 and July 29, 2020

Maturity Date†:	August 3, 2020
CUSIP:	46646EQL9
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-9 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$	$—	$
(1)  See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)  All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser.  These broker-dealers will forgo any commissions related to these sales.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
If the notes priced today, the estimated value of the notes would be approximately $970.90 per $1,000 principal amount note.  The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
July    , 2016

Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 2-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012640/dp64829_424b2-2i.htm
•	Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.
Additional Key Terms
Average Basket Return:	Average Basket Level – Starting Basket Level Starting Basket Level
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Average Basket Level:	The arithmetic average of the Basket Closing Levels on the Averaging Dates
Ending Basket Level:	The Basket Closing Level on the final Averaging Date
Basket Closing Level:	On each Averaging Date, the Basket Closing Level will be calculated as follows:
Basket Closing Level:	On each Averaging Date, the Basket Closing Level will be calculated as follows:

100 × [1 + (SPGCGCP return × 15%) + (SPGCSIP return × 15%) + (SPGCSOP return × 12%) + (SPGCWHP return × 12%) + (SPGCSBP return × 12%) + (SPGCCNP return × 12%) + (SPGCICP return × 11%) + (SPGCIAP return × 11%)]

Each of the returns set forth in the formula above refers to the Index Return for the relevant Index.
Index Return:	With respect to each Index, Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	With respect to each Index, the closing level of that Index on the Pricing Date, as specified on the cover of this pricing supplement
Ending Index Level:	With respect to each Index, the closing level of that Index on the relevant Averaging Date
Supplemental Terms of the Notes
For purposes of the notes offered by this pricing supplement, the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement.
The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.  Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

JPMorgan Structured Investments —	PS- 1
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

Selected Purchase Considerations
•	UNCAPPED APPRECIATION POTENTIAL IF THE LEVERAGED UPSIDE RETURN (DETERMINED USING A QUARTERLY AVERAGING CONVENTION) IS SUFFICIENT TO OFFSET THE BUFFERED DOWNSIDE RETURN — The notes provide the opportunity to enhance returns by multiplying a positive Average Basket Return by the Upside Leverage Factor to determine the Leveraged Upside Return. If the Leveraged Upside Return is sufficient to offset the Buffered Downside Return, you will earn a positive return on the notes at maturity. The Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.25.
The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the Basket.  The Average Basket Return will reflect the performance of the Basket, expressed as a percentage, from the Starting Basket Level of 100 to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates.  See “Selected Risk Considerations — The Quarterly Averaging Convention Used to Calculate the Average Basket Level Could Limit Returns” below.  Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if the Ending Basket Level is equal to or less than the Starting Basket Level by up to 20%. The Ending Basket Level is equal to the Basket Closing Level on the final Averaging Date and, unlike the Average Basket Level, is not subject to quarterly averaging. If the Ending Basket Level is less than the Starting Basket Level by more than 20%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 20%, the Buffered Downside Return will worsen by 1.25%, which will offset any Leveraged Upside Return. Accordingly, you will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.
•	RETURN LINKED TO THE INDICES — The return on the notes is linked to an unequally weighted basket of the S&P GSCI® Gold Index Excess Return, the S&P GSCI® Silver Index Excess Return, the S&P GSCI® Soybeans Index Excess Return, the S&P GSCI® Wheat Index Excess Return, the S&P GSCI® Sugar Index Excess Return, the S&P GSCI® Corn Index Excess Return, the S&P GSCI® Copper Index Excess Return and the S&P GSCI® Aluminum Index Excess Return. Each Index is a sub-index of the S&P GSCI®, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC. The S&P GSCI® is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI® represents the return of a portfolio of the futures contracts for the underlying commodities. Each Index references the front-month futures contract (i.e., the futures contract generally closest to expiration) on the relevant commodity traded on a specified futures exchange. Each Index provides investors with a publicly available benchmark for investment performance in the relevant commodity markets. Each Index is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of an Index, are the designated crude oil futures contracts). By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. See “Commodity Index Descriptions — The S&P GSCI® Indices” in the accompanying underlying supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.
If on any Averaging Date it becomes impossible for you to receive less than your principal, the IRS could assert that you should be viewed as having exchanged your notes for new notes, in which case you could be required to recognize gain at that time, and the timing and character of income or loss with respect to your notes could thereafter be affected.  You should consult your tax adviser regarding this potential issue.

JPMorgan Structured Investments —	PS- 2
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

In any case, the IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note.  However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the notes.
Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket, one or more of the Indices any of the futures contracts underlying the Index, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments related to, any of the foregoing.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement and the “Risk Factors” section of the accompanying underlying supplement.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is based on the Leveraged Upside Return and the Buffered Downside Return. The Leveraged Upside Return reflects any appreciation of the Basket based on the Average Basket Return multiplied by the Upside Leverage Factor, while the Buffered Downside Return reflects any depreciation of the Basket based on the Basket Return by more than 20% multiplied by the Downside Leverage Factor.
The Average Basket Return reflects the performance of the Basket, expressed as a percentage, from the Starting Basket Level to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates.  The Basket Return reflects the performance of the Basket, expressed as a percentage, from the Starting Basket Level to the Ending Basket Level, which will be the Basket Closing Level on the final Averaging Date.
Your investment may be exposed to a loss on a leveraged basis if the Ending Basket Level is less than the Starting Basket Level by more than 20%.  For every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 20%, the Buffered Downside Return will worsen by 1.25%.  Accordingly, you will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.
•	YOU WILL NOT BENEFIT FROM ANY APPRECIATION OF THE BASKET BASED ON THE ENDING BASKET LEVEL IN DETERMINING THE BUFFERED DOWNSIDE RETURN — Even if the Ending Basket Level is greater than the Starting Basket Level, the Buffered Downside Return will not be greater than 0%. Accordingly, the Buffered Downside Return will not provide any positive contribution to the return on the notes at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we

JPMorgan Structured Investments —	PS- 3
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

are dependent upon payments from our affiliates to meet our obligations under the notes.  If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	ANY POSITIVE LEVERAGED UPSIDE RETURN MAY BE MODERATED OR MORE THAN OFFSET BY ANY NEGATIVE BUFFERED DOWNSIDE RETURN — The payment at maturity on the notes will be reduced to reflect any depreciation of the Basket from the Starting Basket Level to the Ending Basket Level, which is equal to the Basket Closing Level on the final Averaging Date. This will be true even if the Basket appreciates from the Starting Basket Level to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates. Therefore, in calculating the payment at maturity, any positive Leveraged Upside Return may be moderated, or more than offset, by any negative Buffered Downside Return.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices

JPMorgan Structured Investments —	PS- 4
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the levels of the Indices;
•	the time to maturity of the notes;
•	the actual and expected positive or negative correlation among the Indices, or the actual or expected absence of any such correlation;
•	supply and demand trends for the commodities upon which the futures contracts that compose the Indices are based or the exchange-traded futures contracts on those commodities;
•	the market prices of the commodities upon which the futures contracts that compose the Indices are based or the exchange-traded futures contracts on those commodities interest and yield rates in the market generally;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory, geographical, meteorological, and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•	WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.
•	COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Indices are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the levels of the Indices. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your notes. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on the same underlying commodity. The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “ — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.
•	PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDICES — Market prices of the commodity futures contracts included in the Indices tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the prices of the commodities underlying the commodity futures contracts included in the Indices. See “ — The Market Price of Gold Will Affect the Value of the Notes,” “— The Market Price of Silver Will Affect the Value of the Notes,” “— The Market Price of Soybeans Will Affect the Value of the Notes,” “— The Market Price of Wheat Will Affect

JPMorgan Structured Investments —	PS- 5
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

the Value of the Notes,” “— The Market Price of Sugar Will Affect the Value of the Notes,” “— The Market Price of Corn Will Affect the Value of the Notes,” “— The Market Price of Copper Will Affect the Value of the Notes” and “— The Market Price of Aluminum Will Affect the Value of the Notes” below.  The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
•	THE MARKET PRICE OF GOLD WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked in part to the performance of the S&P GSCI® Gold Index Excess Return, which is composed of futures contracts on gold, we expect that generally the market value of the notes will depend in part on the market price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.
•	THE MARKET PRICE OF SILVER WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked in part to the performance of the S&P GSCI® Silver Index Excess Return, which is composed of futures contracts on silver, we expect that generally the market value of the notes will depend in part on the market price of silver. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.
•	THE MARKET PRICE OF SOYBEANS WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked in part to the performance of the S&P GSCI® Soybeans Index Excess Return, which is composed of futures contracts on soybeans, we expect that generally the market value of the notes will depend in part on the market price of soybeans. The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. This includes the use of soybeans for the production of animal feed, vegetable oil, edible soybean oil and biodiesel all of which may have a major impact on worldwide demand for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as crop yields, natural disasters, pestilence, wars and political and civil upheavals. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of soybeans. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Brazil and Argentina are large suppliers of soybean crops.
•	THE MARKET PRICE OF WHEAT WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked in part to the performance of the S&P GSCI® Wheat Index Excess Return, which is composed of futures contracts on wheat, we expect that generally the market value of the notes will depend in part on the market

JPMorgan Structured Investments —	PS- 6
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

price of wheat.  The price of wheat is primarily affected by the global demand for and supply of wheat, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of wheat for the production of animal feed and bioethanol which may have a major impact on worldwide demand for wheat.  In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and fiscal and monetary issues, more generally.  Human consumption and alternative uses for wheat and other grains in manufacturing and other industries may also affect the price of wheat.  Wheat prices may also be influenced by or dependent on subsidies, tariffs, retail prices, social trends, lifestyle changes and market power.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, wars and political and civil upheavals.  Substitution of other commodities for wheat could also impact the price of wheat.  The supply of wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat.  In addition, technological advances and scientific developments could lead to increases in worldwide production of wheat and corresponding decreases in the price of wheat.  China, India and the United States are large producers of wheat crops.
•	THE MARKET PRICE OF SUGAR WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked in part to the performance of the S&P GSCI® Sugar Index Excess Return, which is composed of futures contracts on sugar, we expect that generally the market value of the notes will depend in part on the market price of sugar. Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by the level of human consumption of sweetened foodstuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is found primarily in Brazil, Thailand, Australia and Mexico while other countries, including India, China and the United States produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.
•	THE MARKET PRICE OF CORN WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked in part to the performance of the S&P GSCI® Corn Index Excess Return, which is composed of futures contracts on corn, we expect that generally the market value of the notes will depend in part on the market price of corn. The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the beef, pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors, including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States, China and Brazil are large suppliers of corn. The supply of corn is particularly sensitive to weather patterns in these countries. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.
•	THE MARKET PRICE OF COPPER WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked in part to the performance of the S&P GSCI® Copper Index Excess Return, which is composed of futures contracts on copper, we expect that generally the market value of the notes will depend in part on the market price of copper. The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors that are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from Chile, the United States, Canada, Australia and Poland, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.
•	THE MARKET PRICE OF ALUMINUM WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked in part to the performance of the S&P GSCI® Aluminum Index Excess Return, which is composed of futures contracts on aluminum, we expect that generally the market value of the notes will depend in part on the market price of aluminum. The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency

JPMorgan Structured Investments —	PS- 7
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

exchange rates.  Demand for aluminum is significantly influenced by the level of global industrial economic activity.  Industrial sectors that are particularly important to demand for aluminum include the automobile, packaging and construction sectors.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for aluminum in various applications.  Their availability and price will also affect demand for aluminum.  The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of that aluminum is the ready availability of inexpensive power.  The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters.  Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials.  It is not possible to predict the aggregate effect of all or any combination of these factors.
•	A DECISION BY A FUTURES EXCHANGE TO INCREASE MARGIN REQUIREMENTS FOR THE COMMODITY FUTURES CONTRACTS UNDERLYING AN INDEX MAY AFFECT THE LEVEL OF THAT INDEX — If the futures exchange on which the commodity futures contracts underlying an Index increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of that Index to decline significantly, which may adversely affect the value of the notes.
•	THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to a basket of the Indices, each of which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.
•	EACH INDEX MAY BE MORE VOLATILE AND MORE SUSCEPTIBLE TO PRICE FLUCTUATIONS OR COMMODITY FUTURES CONTRACTS THAN A BROADER COMMODITIES INDEX — Each Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI®. In contrast to the S&P GSCI®, which includes contracts on a variety of commodities, each Index comprises contracts only on a single commodity. As a result, price volatility in the contracts included in an Index will likely have a greater impact on that Index than it would on the broader S&P GSCI®. In addition, because each Index omits principal market sectors composing the S&P GSCI®, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.
•	OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose any Index, the commodities upon which the futures contracts that compose any Index are based, or other exchange-traded or over-the-counter instruments based on any Index. You will not have any rights that holders of those assets or instruments have.
•	HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING AN INDEX RELATIVE TO THE CURRENT PRICES OF THOSE CONTRACTS MAY AFFECT THE VALUE OF THAT INDEX AND THE VALUE OF THE NOTES — Each Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the value of an Index and thus the value of the notes. Most of the futures contracts underlying the Index have historically been in contango.
•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF AN INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once

JPMorgan Structured Investments —	PS- 8
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the level of an Index and, therefore, the value of your notes
•	THE QUARTERLY AVERAGING CONVENTION USED TO CALCULATE THE AVERAGE BASKET LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment the return of which is based solely on the performance of the Basket on a single day near the end of the term of the notes for both upside and downside exposure to the Basket. Your ability to earn a positive return on the notes at maturity may be limited by the quarterly averaging used to calculate the Average Basket Level and the Leveraged Upside Return, especially if there is a significant decline in the level of the Basket on the Averaging Dates or if there is significant volatility in the Basket Closing Level during the term of the notes. Accordingly, you may not receive the benefit of the full appreciation of the Basket between each of the Averaging Dates or between the Pricing Date and the final Averaging Date.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
•	CORRELATION (OR LACK OF CORRELATION) OF THE INDICES — The notes are linked to an unequally weighted Basket composed of eight Indices.
Changes in the levels of the Indices may or may not correlate with each other.  At a time when the levels of one or more of the Indices increase, the levels of the other Indices may not increase as much or may even decline.  Therefore, in calculating the Ending Basket Level and the Average Basket Level, increases in the levels of the Indices may be moderated, or more than offset, by lesser increases or declines in the levels of the other Indices.  In addition, high correlation of movements in the levels of the Indices during periods of negative returns between the Indices could have an adverse effect on the payment at maturity on the notes.  There can be no assurance that the Ending Basket Level or the Average Basket Level will be higher than the Starting Basket Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Upside Leverage Factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

JPMorgan Structured Investments —	PS- 9
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?
The following tables and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes, assuming a range of performances for the Basket.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns set forth below reflect the Starting Basket Level of 100, the Buffer Amount of 20%, the Downside Leverage Factor of 1.25 and assume an Upside Leverage Factor of 1.25.  The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.25.  The Average Basket Level is the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates and is not the Basket Closing Level on the final Averaging Date.  The Ending Basket Level is the Basket Closing Level on the final Averaging Date.  For more information about how the Average Basket Level is calculated, see “Sensitivity Analysis — Hypothetical Average Basket Levels” below.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.  The numbers appearing in the following tables and the examples have been rounded for ease of analysis.
Scenario A: Each of the Average Basket Level and the Ending Basket Level is equal to or greater than the Starting Basket Level.
If each of the Average Basket Level and the Ending Basket Level is equal to or greater than the Starting Basket Level, the Leveraged Upside Return will reflect the Average Basket Level times the Upside Leverage Factor, and the Buffered Downside Return will be equal to 0%, regardless of any appreciation of the Ending Basket Level above the Starting Basket Level.  The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.
Average Basket Level	Average Basket Return	Leveraged Upside Return	Buffered Downside Return	Total Return
180.00	80.00%	100.000%	0.00%	100.000%
170.00	70.00%	87.500%	0.00%	87.500%
160.00	60.00%	75.000%	0.00%	75.000%
150.00	50.00%	62.500%	0.00%	62.500%
140.00	40.00%	50.000%	0.00%	50.000%
130.00	30.00%	37.500%	0.00%	37.500%
120.00	20.00%	25.000%	0.00%	25.000%
115.00	15.00%	18.750%	0.00%	18.750%
110.00	10.00%	12.500%	0.00%	12.500%
105.00	5.00%	6.250%	0.00%	6.250%
102.50	2.50%	3.125%	0.00%	3.125%
100.00	0.00%	0.000%	0.00%	0.000%
The following example illustrates how the payment at maturity in different hypothetical scenarios is calculated.
Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Averaging Basket Level of 105.  Because the Averaging Basket Level of 105 is greater than the Starting Basket Level of 100 and the Average Basket Return is 5%, the Leveraged Upside Return is equal to 6.25%.  Because the Ending Basket Level is equal to or greater than the Starting Basket Level, the Buffered Downside Return is 0%.  Accordingly, the investor receives a payment at maturity of $1,065 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + 6.25% + 0%) = $1,062.50
Scenario B: Each of the Average Basket Level and the Ending Basket Level is equal to or less than the Starting Basket Level.
If each of the Average Basket Level and the Ending Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return will be equal to 0%, regardless of any depreciation of the Average Basket Level below the Starting Basket Level, and the Buffered Downside Return will reflect any depreciation of the Ending Basket Level below the Starting Basket Level by more than the Buffer Amount, multiplied by the Downside Leverage Factor.  The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.
Ending Basket Level	Basket Return	Leveraged Upside Return	Buffered Downside Return	Total Return
100.00	0.00%	0.00%	0.00%	0.00%
95.00	-5.00%	0.00%	0.00%	0.00%
90.00	-10.00%	0.00%	0.00%	0.00%
85.00	-15.00%	0.00%	0.00%	0.00%
80.00	-20.00%	0.00%	0.00%	0.00%
70.00	-30.00%	0.00%	-12.50%	-12.50%
60.00	-40.00%	0.00%	-25.00%	-25.00%
50.00	-50.00%	0.00%	-37.50%	-37.50%
40.00	-60.00%	0.00%	-50.00%	-50.00%
30.00	-70.00%	0.00%	-62.50%	-62.50%
20.00	-80.00%	0.00%	-75.00%	-75.00%
10.00	-90.00%	0.00%	-87.50%	-87.50%
0.00	-100.00%	0.00%	-100.00%	-100.00%

JPMorgan Structured Investments —	PS- 10
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.
Example 1: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 85.  Because the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return is 0%.  Because the Ending Basket Level of 85 is less than the Starting Basket Level of 100 by up to the Buffer Amount of 20%, the Basket Return and the Buffered Downside Return are both equal to 0%.  Accordingly, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + 0% + 0%) = $1,000
Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50.  Because the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return is 0%.  Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 20% and the Basket Return is -50%, the Buffered Downside Return is equal to -37.50%.  Accordingly, the investor receives a payment at maturity of $625 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + 0% + -37.50%) = $625
Scenario C: The Average Basket Level is equal to or greater than the Starting Basket Level, while the Ending Basket Level is equal to or less than the Starting Basket Level.
If the Average Basket Level is equal to or greater than the Starting Basket Level, the Leveraged Upside Return will reflect the Average Basket Level times the Upside Leverage Factor.  If the Ending Basket Level is equal to or less than the Starting Basket Level, the Buffered Downside Return will reflect any depreciation of the Ending Basket Level below the Starting Basket Level by more than the Buffer Amount, multiplied by the Downside Leverage Factor.  Accordingly, under these circumstances, the Leveraged Upside Return and the Buffered Downside Return will wholly or partially offset each other, and the investor will lose some or all of their principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.  The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.
Average Basket Level	Average Basket Return	Leveraged Upside Return	Ending Basket Level	Basket Return	Buffered Downside Return	Total Return
150.00	50.00%	62.50%	100.00	0.00%	0.00%	62.50%
150.00	50.00%	62.50%	95.00	-5.00%	0.00%	62.50%
150.00	50.00%	62.50%	90.00	-10.00%	0.00%	62.50%
150.00	50.00%	62.50%	75.00	-25.00%	-6.25%	56.25%
150.00	50.00%	62.50%	50.00	-50.00%	-37.50%	25.00%
150.00	50.00%	62.50%	0.00	-100.00%	-100.00%	-37.50%
120.00	20.00%	25.00%	100.00	0.00%	0.00%	25.00%
120.00	20.00%	25.00%	95.00	-5.00%	0.00%	25.00%
120.00	20.00%	25.00%	90.00	-10.00%	0.00%	25.00%
120.00	20.00%	25.00%	75.00	-25.00%	-6.25%	18.75%
120.00	20.00%	25.00%	50.00	-50.00%	-37.50%	-12.50%
120.00	20.00%	25.00%	0.00	-100.00%	-100.00%	-75.00%
110.00	10.00%	12.50%	100.00	0.00%	0.00%	12.50%
110.00	10.00%	12.50%	95.00	-5.00%	0.00%	12.50%
110.00	10.00%	12.50%	90.00	-10.00%	0.00%	12.50%
110.00	10.00%	12.50%	75.00	-25.00%	-6.25%	6.25%
110.00	10.00%	12.50%	50.00	-50.00%	-37.50%	-25.00%
110.00	10.00%	12.50%	0.00	-100.00%	-100.00%	-87.50%
105.00	5.00%	6.25%	100.00	0.00%	0.00%	6.25%
105.00	5.00%	6.25%	95.00	-5.00%	0.00%	6.25%
105.00	5.00%	6.25%	90.00	-10.00%	0.00%	6.25%
105.00	5.00%	6.25%	75.00	-25.00%	-6.25%	0.00%
105.00	5.00%	6.25%	50.00	-50.00%	-37.50%	-31.25%
105.00	5.00%	6.25%	0.00	-100.00%	-100.00%	-93.75%
100.00	0.00%	0.00%	100.00	0.00%	0.00%	0.00%
100.00	0.00%	0.00%	95.00	-5.00%	0.00%	0.00%
100.00	0.00%	0.00%	90.00	-10.00%	0.00%	0.00%
100.00	0.00%	0.00%	75.00	-25.00%	-6.25%	-6.25%
100.00	0.00%	0.00%	50.00	-50.00%	-37.50%	-37.50%
100.00	0.00%	0.00%	0.00	-100.00%	-100.00%	-100.00%
The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.
Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 120 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 95.  Because the Average Basket Level of 120 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 20%, the Leveraged Upside Return is equal to 25%.  Because the Ending Basket Level of 95 is less than the Starting Basket Level of 100 by up to the Buffer Amount of 20%, the Basket Return

JPMorgan Structured Investments —	PS- 11
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

and the Buffered Downside Return are both equal to 0%.  Accordingly, the investor receives a payment at maturity of $1,250 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + 25% + 0%) = $1,250
Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 110 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 75.  Because the Average Basket Level of 110 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 10%, the Leveraged Upside Return is equal to 12.50%.  Because the Ending Basket Level of 75 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 20% and the Basket Return is -25.00%, the Buffered Downside Return is equal to -6.25%.  Accordingly, the investor receives a payment at maturity of $1,062.50 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + 12.50% + -6.25%) = $1,062.50
Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 105 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50.  Because the Average Basket Level of 105 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 5%, the Leveraged Upside Return is equal to 6.25%.  Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 20% and the Basket Return is -50.00%, the Buffered Downside Return is equal to -37.50%.  Accordingly, the investor receives a payment at maturity of $687.50 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + 6.25% + -37.50%) = $687.50
Scenario D: The Average Basket Level is equal to or less than the Starting Basket Level, while the Ending Basket Level is equal to or greater than the Starting Basket Level.
If the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return will be equal to 0%, regardless of any deprecation of the Average Basket Level below the Starting Basket Level.  If the Ending Basket Level is equal to or greater than the Starting Basket Level, the Buffered Downside Return will be equal to 0%, regardless of any appreciation of the Ending Basket Level above the Starting Basket Level.  Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 12
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

Sensitivity Analysis — Hypothetical Average Basket Levels
The movement of the Basket over the term of the notes may have a significant effect on your payment at maturity because your return is calculated based in part on the Average Basket Return, which in turn is based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates.
The following examples illustrate the determination of the Average Basket Level, reflect the Starting Basket Level of 100 and assume an Upside Leverage Factor of 1.25.  The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.25.  For simplicity, the following examples assume that there are only four Averaging Dates.  The columns in the tables below labeled “A,” “B,” “C,” “D,” “E,” F,” G” and “H” indicates the hypothetical Index Returns for SPGCGCP, SPGCSIP, SPGCSOP, SPGCWHP, SPGCSBP, SPGCCNP, SPGCICP and SPGCIAP, respectively.  The following results are based solely on the hypothetical example cited.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.
Example 1:
Averaging Date	A	B	C	D	E	F	G	H	Percent Change in Basket	Basket Closing Level
First	-1.00%	1.00%	2.00%	1.00%	3.00%	1.00%	-1.00%	-2.00%	0.51%	100.51
Second	2.00%	6.00%	4.00%	5.00%	4.00%	2.00%	0.00%	1.00%	3.11%	103.11
Third	5.00%	7.00%	6.00%	7.00%	8.00%	4.00%	1.00%	3.00%	5.24%	105.24
Fourth	8.00%	10.00%	8.00%	9.00%	12.00%	8.00%	3.00%	5.00%	8.02%	108.02

							Average Basket Level:			104.220
							Average Basket Return:			4.220%
							Leveraged Upside Return:			5.275%
Because the level of the Basket generally increases steadily, the Average Basket Level is less than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level).  Under these circumstances, you will not receive the full benefit of the appreciation of the Basket between the Pricing Date and the final Averaging Date.
Example 2:
Averaging Date	A	B	C	D	E	F	G	H	Percent Change in Basket	Basket Closing Level
First	2.00%	-1.00%	5.00%	1.00%	2.00%	1.00%	2.00%	1.00%	1.56%	101.56
Second	4.00%	6.00%	7.00%	5.00%	4.00%	3.00%	5.00%	4.00%	4.77%	104.77
Third	3.00%	5.00%	4.00%	2.00%	3.00%	2.00%	3.00%	2.00%	3.07%	103.07
Fourth	2.00%	-1.00%	5.00%	1.00%	2.00%	1.00%	2.00%	1.00%	1.56%	101.56

							Average Basket Level:			102.740
							Average Basket Return:			2.740%
							Leveraged Upside Return:			3.425%
Because the level of the Basket increases steadily before declining, the Average Basket Level is greater than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level).  Under these circumstances, the quarterly averaging convention causes the Average Basket Return to be greater than the appreciation of the Basket from the Pricing Date to the final Averaging Date.
Example 3:
Averaging Date	A	B	C	D	E	F	G	H	Percent Change in Basket	Basket Closing Level
First	-1.00%	-1.00%	-4.00%	-4.00%	-2.00%	1.00%	-1.00%	-2.00%	-1.71%	98.29
Second	-12.00%	-8.00%	-8.00%	-9.00%	-7.00%	-4.00%	-5.00%	-6.00%	-7.57%	92.43
Third	1.00%	4.00%	0.00%	5.00%	7.00%	4.00%	1.00%	1.00%	2.89%	102.89
Fourth	2.00%	5.00%	1.00%	10.00%	8.00%	6.00%	2.00%	2.00%	4.49%	104.49

							Average Basket Level:			99.525
							Average Basket Return:			-0.475%
							Leveraged Upside Return:			0.000%

JPMorgan Structured Investments —	PS- 13
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

Because the level of the Basket steadily declines before increasing sharply during periods near maturity, the Average Basket Level is less than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level) and the Starting Basket Level.  Under these circumstances, you will not receive any benefit from the appreciation of the Basket between the Pricing Date and the final Averaging Date.

JPMorgan Structured Investments —	PS- 14
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

Historical Information
The following graphs show the historical weekly performance of the Basket as a whole, as well as each Index from January 7, 2011 through July 22, 2016.  The graph of the historical Basket performance assumes the Basket Closing Level on January 7, 2011 was 100 and the Basket Weights were as specified on the cover of this pricing supplement on that date.  The closing level of the S&P GSCI® Gold Index Excess Return on July 25, 2016 was 109.9023. The closing level of the S&P GSCI® Silver Index Excess Return on July 25 was 77.10091.  The closing level of the S&P GSCI® Soybeans Index Excess Return on July 25, 2016 was 424.9059.  The closing level of the S&P GSCI® Wheat Index Excess Return on July 25, 2016 was 8.77108.  The closing level of the S&P GSCI® Sugar Index Excess Return on July 25, 2016 was 17.39476.  The closing level of the S&P GSCI® Corn Index Excess Return on July 25, 2016 was 7.987226.  The closing level of the S&P GSCI® Copper Index Excess Return on July 25, 2016 was 440.4252.  The closing level of the S&P GSCI® Aluminum Index Excess Return of July 25, 2016 was 23.23598.

We obtained the various closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of the Basket and each Index should not be taken as an indication of future performance, and no assurance can be given as to the Basket Closing Level on any Averaging Date of the closing level of any Index on the Pricing Date or any Averaging Dates.  There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 15
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

JPMorgan Structured Investments —	PS- 16
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

JPMorgan Structured Investments —	PS- 17
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes.  These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

JPMorgan Structured Investments —	PS- 18
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices

Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Sensitivity Analysis — Hypothetical Average Basket Levels” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Indices” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS- 19
Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of 8 Commodity Indices